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December 20, 2013

To Shareholders of Formula Investing U.S. Value 1000 and Formula Investing U.S. Value Select (the “Formula Funds”):

In connection with the merger of Formula Investing’s operations into Gotham Asset Management, the advisor to the Formula Funds, the Formula Funds’ Board of Trustees has approved the merger of the Formula Funds into the Gotham Enhanced Return Fund, subject to shareholder approval.  While we have been very pleased with the performance of the Formula Funds, we believe the merger is in the long-term best interests of shareholders.

Formula Investing was launched to provide investors with a simple way to invest following the principles outlined in The Little Book that Beats the Market.  The Formula Funds have successfully utilized these principles to implement a long-only investment strategy over the past three years.  The Gotham Enhanced Return utilizes these same valuation principles to invest on both the long and the short-side, which we believe provides additional benefits over long-only investing.  Specifically, by investing in the companies we believe to be the most undervalued and selling (shorting) the companies that appear the most overvalued, we hope to profit from mispriced securities on both sides.

Gotham currently manages over $3 billion for institutional and private investors primarily through equity long/short hedge funds and long/short mutual funds that are offered through an institutional share class.  The Gotham Enhanced Return Fund shares the same investment philosophy and research used by Gotham’s privately managed institutional offerings.  Although the Gotham Enhanced Return Fund is offered solely through an institutional share class with a stated initial investment minimum of $250,000, this minimum will be waived in the merger process for current shareholders of the Formula Investing Mutual Funds.  A brief summary of the fund strategy follows:

The Gotham Enhanced Return Fund is a value oriented long/short mutual fund.  It is designed to provide two potential sources of investment return:  a long only component and a long/short component.

For example, since inception the Gotham Enhanced Return Fund has generally maintained a long exposure of 170 percent, a short exposure of 70 percent and a “net long” exposure of 100% (170% long – 70% short = 100% net long).  For each $100 invested in GENIX, we buy $170 worth of the stocks that we believe are the cheapest relative to our assessment of value and short $70 worth of the stocks we believe are the most expensive.

One way to think about this strategy of maintaining a long exposure of 170% and a short exposure equal to 70% is the following:  For each $100 invested in GENIX, you receive an investment in our long portfolio of $100 and then an additional investment that represents an added $70 invested in our long portfolio paired with $70 of short investments.  So, $100 long plus a 70 by 70 long/short overlay. This is important to understand.

In effect, GENIX seeks to achieve returns from two sources for each $100 invested in the strategy.  The first potential source of returns is from the $100 investment in the stocks we feel are the cheapest.  Our second potential source of profits is the “spread” between how much an additional investment of $70 in our long stock selections returns versus the returns of $70 of our short selections.  Hopefully, if we invest effectively, our long selections will outperform those stocks that we have sold short and this will add to the returns we achieve from our 100% long exposure.

Of course, we hope to achieve excellent returns from our long selections over time and also add value from our long/short spread.  But we have designed our portfolios to hopefully mitigate risk while we wait.  We believe that our long/short spread returns will be largely uncorrelated with the market’s returns in many market environments.  That makes sense since, logically, how much our long selections outperform our short selections should have little to do with general market movements.  In fact, since most of our shorts are high priced, with many eating through cash or achieving poor returns on capital, we expect that our long/short spreads will actually be even more robust during poor market periods.  This, we hope, will significantly help our spreads and add to overall returns in down markets, thus helping to counteract our long portfolio returns exactly when we may need it most.

The Gotham Enhanced Return Fund’s stock positions, which generally include over 300 names on both the long and short sides, are not equally weighted.  Generally, the cheaper a company appears, the larger allocation it receives on the long side.  On the short side, the more expensive a company appears relative to our assessment of value, the larger short allocation it generally receives.  Risks are managed by requiring substantial portfolio diversification, setting maximum limits for sector concentration and maintaining overall gross and next exposures within carefully defined ranges.

Please note that because the Gotham Enhanced Return Fund is an equity long/short hedged fund, it carries higher management fees than your current Formula Investing long-only mutual funds.  In addition, although adding a long/short component to an investment strategy may mitigate risk during certain market periods, it may also add to overall portfolio risk at times.  Investors should consider these risks when comparing the Gotham Enhanced Return Fund to their current long-only funds.

We strongly believe that the upcoming merger with Gotham Asset Management will provide an excellent opportunity for existing clients of the Formula Funds.  Our Client Services representatives are available to answer any questions that you may have about this process at 866-326-9008 or via email at service@formulainvesting.com.  Additional information on the Gotham Enhanced Return Fund can be found at www.gothamFunds.com.

We very much appreciate your confidence and trust and hope to achieve excellent returns for our investors for many years to come.

With sincere appreciation,

Joel Greenblatt	Robert Goldstein

This letter is preceded or accompanied by the prospectus for the Gotham Enhanced Return Fund. The prospectus contains more complete information about the Fund’s investment objectives, risks, charges and expenses, and should be read carefully before investing. The Fund is a recently formed mutual fund and has a limited history of operations. It is anticipated the Fund will frequently adjust the size of its long and short positions so that it may experience high portfolio turnover which tends to increase fund brokerage costs and may negatively affect performance. Short sales by a Fund theoretically involve unlimited loss potential since the market price of securities sold short may continuously increase. Shares of the Fund are distributed by Foreside Funds Distributors LLC.